Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Board of Directors
 Lakes Entertainment, Inc.
 130 Cheshire Lane, Suite 101
 Minnetonka, MN 55305

We consent to the use of our report dated October 3, 2012, with respect to the financial statements of Rocky Gap Golf Course and Hotel/Meeting Center as of June 30, 2012 and 2011, and for each of the years then ended, included within Form 8-K/A of Lakes Entertainment, Inc. dated October 19, 2012 and incorporated by reference in this Registration Statement on Form S-3. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

STOUT, CAUSEY & HORNING, P.A.
Certified Public Accountants

Sparks, Maryland
January 25, 2013